Exhibit 99.1

Xerium Reports Q1 2017 Results

Highlights

•	Q1 2017 sales of $119.9 million, increased 4.3% from $115.0 million in Q1 2016 (see Table 1) due to incremental sales from the acquisition of Spencer Johnston and increased machine clothing sales. Q1 2017 sales were up 5.5% versus Q1 2016, when measured on a constant-currency basis.

•	Q1 2017 gross margin of 39.6%, a 170 basis point increase over the prior year period of 37.9%, as production efficiencies favorably impacted our results.

•	Q1 2017 income from operations of $14.3 million, a $2.7 million, or 23.7%, increase over the prior year period of $11.5 million.

•	Q1 2017 net loss of $(2.8) million, a $1.4 million increase in net loss over the prior year period of $(1.4) million due to an increase in interest expense, partially offset by higher sales and operational efficiencies.

•	Q1 2017 adjusted EBITDA of $26.6 million, an increase of 11.0% over the prior year period, representing 22.2% of sales. Q1 2017 adjusted EBITDA was up 15.8% to $27.7 million versus Q1 2016 when measured on a constant-currency basis (see Table 2).

•	Order backlog increased again to $181 million driven by diversification of sales efforts and strong order patterns. This is the highest company backlog in 5 years.

•	Company names Mark Staton President and CEO; appoints Mitchell I. Quain to Board of Directors.

Youngsville, NC - (BUSINESS WIRE) - May 1, 2017 - Xerium Technologies, Inc. (NYSE:XRM), a leading, global provider of industrial consumable products and services, today reported first quarter 2017 financial results.

Clifford Pietrafitta, Chief Financial Officer said, “We are pleased to see the effects of our repositioning efforts taking hold through improved volume and lower costs. During the first quarter of 2017, sales diversification and momentum from new products led to strong performance with 4.3% growth over the prior year. Higher sales combined with operational excellence program results led to an 11.0% improvement in adjusted EBITDA, while our order patterns remained strong and outpaced sales during the period.”

Pietrafitta continued, “Production levels improved during Q1 as our debottlenecking actions took effect. We are also pleased to report that during the quarter we shipped our first forming fabric from our new Machine Clothing manufacturing complex in Kunshan, China.

Q1 Financial Highlights:

Q1 net sales were $119.9 million, an increase of 5.5% year-over-year on a constant currency basis (see Table 1). The increase was driven by a constant currency sales increase of 9.8% in roll covers and 2.8% in machine clothing. Order patterns during the quarter remained strong with $128.0 million of orders and a quarter-end backlog of $181 million.

Q1 2017 gross profit was $47.5 million, or 39.6% of net sales, compared to $43.5 million, or 37.9% of net sales, in Q1 2016. Machine clothing gross margin improved to 42.9% in Q1 2017 from 40.1% in Q1 2016. The increase in gross profit margin was primarily due to production efficiencies, partially offset by negative currency effects. Rolls and service gross margin improved slightly to 34.6% in Q1 2017 from a gross margin of 34.2% in Q1 2016.

SG&A expenses (including Selling, G&A and R&D expenses) were $30.1 million, or 25.1% of net sales, in Q1 2017 versus $29.2 million, or 25.4% of net sales, in Q1 2016. The increase in SG&A expenses was due to incremental overhead costs related to the Spencer Johnston acquisition.

Q1 2017 basic loss per share was $(0.18) versus Q1 2016 of $(0.09). Basic adjusted earnings per share (see Table 3) were $0.06 in Q1 2017 compared to $0.07 in Q1 2016 as a result of higher interest, partially offset by improved operations.

GAAP income from operations in the first quarter of 2017 was $14.3 million, or 11.9% of sales, up $2.7 million, or 23.6% compared to Q1 2016. Q1 2017 adjusted EBITDA improved to $26.6 million, or 22.2% of net sales, compared to $23.9 million, or 20.8% of net sales in 2016, an increase of 15.8% on a constant currency, operational basis (see Table 2). The increase was driven by higher sales and operational efficiencies. In addition to interest, taxes, depreciation and amortization, adjusted EBITDA excludes expenses related to the Company’s restructuring activities, plant start-up costs, stock-based compensation, foreign currency gains and losses and non-recurring expenses. For a full reconciliation, refer to Table 4.

Cash taxes were $2.0 million in Q1 2017. Cash taxes are primarily impacted by income the Company earns in tax paying jurisdictions relative to income it earns in non tax-paying jurisdictions, primarily the United States.

Net cash used in operating activities was $(7.2) million and free cash flow was $(12.3) million (see Table 5) during the first quarter of 2017 as a result of a $23.6 million semi-annual bond interest payment, combined with a temporary build of inventory primarily related to the launch of the Kunshan, China forming fabric production start-up and production debottlenecking and expansion activities.

Net debt was $524.9 million at the end of Q1 2017 compared to $511.7 million at the end of Q4 2016. The Company’s net debt leverage ratio is 5.4x (see Table 6). The Company plans to utilize its free cash flow to pay down debt and de-lever over the remainder of its debt maturities.

2017 Outlook

As disclosed previously, the Company has repositioned its business to focus on growing end markets and geographies. These efforts have included the introduction of approximately 90 new products, the opening or acquisition of 4 facilities, the closure of 8 facilities, and the conversion of much of the Company’s equipment from graphical product set-ups over to non-graphical, growing product set-ups.

As previously reported, third party outlooks of the Company’s underlying markets indicate that a large number of new machines will be installed, especially in China, and that new machine startups are now outpacing machine closures by a 2 to 1 margin. Our Q1 results support this assessment.

With an improving market environment and the expected impact of repositioning programs, the Company expects 2017 full-year adjusted EBITDA to approximate 2016 levels, or be modestly higher. In addition, the Company expects 2017 free cash flow to be modestly lower than the prior year, as higher cash interest and negative currency impacts will not be fully offset by improved operational cash flow. Given this outlook, the Company is well positioned to execute against its 4 year, $100 million debt pay down program and naturally grow its business.

Leadership Changes

Xerium announced earlier today that its Board of Directors has appointed industry veteran Mark Staton President and Chief Executive Officer, replacing Harold Bevis. Mr. Staton has also replaced Mr. Bevis on the Company’s Board. Xerium also announced today that it has appointed Mitchell I. Quain as a new Director, increasing the size of the Board to eight members.

CONFERENCE CALL

The Company plans to hold a conference call this evening:

Date: May 1, 2017

Start Time: 5:00 p.m. Eastern Time

Domestic Dial-In: +1-844-818-4921

International Dial-In: +1-484-880-4582

Conference ID: 10867830

Webcast: www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at www.xerium.com. To follow along with the presentation that will accompany the Company’s conference call, please join the webcast by going to www.xerium.com/investorrelations. Click on the webcast link appearing above our conference call details, then click on the link appearing below “Webcast Presentation” on the following page. You may also click here and you will be taken directly to the webcast registration page.

ABOUT XERIUM TECHNOLOGIES, INC.

Xerium Technologies, Inc. (NYSE:XRM) is a leading, global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names, and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,950 employees.

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands and unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,138	$12,808
Accounts receivable, net	74,666	68,667
Inventories, net	73,997	70,822
Prepaid expenses	5,658	6,325
Other current assets	17,733	15,784

Total current assets	182,192	174,406
Property and equipment, net	288,009	284,101
Goodwill	58,064	56,783
Intangible assets	7,694	7,330
Non-current deferred tax asset	12,810	10,737
Other assets	8,350	8,556

Total assets	$557,119	$541,913

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$7,596	$7,328
Accounts payable	42,261	36,158
Accrued expenses	52,549	64,532
Current maturities of long-term debt	9,403	8,600

Total current liabilities	111,809	116,618
Long-term debt, net of current maturities	483,981	472,923
Liabilities under capital lease	18,216	19,236
Non-current deferred tax liability	8,442	7,157
Pension, other post-retirement and post-employment obligations	65,183	65,026
Other long-term liabilities	9,056	7,858

Stockholders’ deficit
Preferred stock	—	—
Common stock	16	16
Stock warrants	—	—
Paid-in capital	431,354	430,823
Accumulated deficit	(445,900)	(443,066)
Accumulated other comprehensive loss	(125,038)	(134,678)

Total stockholders’ deficit	(139,568)	(146,905)

Total liabilities and stockholders’ deficit	$557,119	$541,913

Xerium Technologies, Inc.

Consolidated Statement of Operations

(Dollars in thousands, except per share data and unaudited)

	Three Months Ended March 31,
	2017	2016
Net Sales	119,866	114,965
Costs and expenses:
Cost of products sold	72,370	71,428
Selling	15,674	15,721
General and administrative	12,654	11,507
Research and development	1,744	1,940
Restructuring	3,164	2,832

	105,606	103,428

Income from operations	14,260	11,537
Interest expense, net	(13,263)	(10,341)
Loss on extinguishment of debt	(25)	—
Foreign exchange loss	(1,125)	24

(Loss) income before provision for income taxes	(153)	1,220
Provision for income taxes	(2,681)	(2,665)

Net loss	(2,834)	(1,445)

Comprehensive income	6,806	7,373

Net loss per share:
Basic	$(0.18)	$(0.09)

Diluted	$(0.18)	$(0.09)

Shares used in computing net loss per share:
Basic	16,153,113	15,789,991

Diluted	16,153,113	15,789,991

Xerium Technologies, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands and unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(2,834)	$(1,445)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	531	592
Depreciation	7,819	7,900
Amortization of intangibles	273	94
Deferred financing cost amortization	899	756
Foreign exchange loss on revaluation of debt	627	1,120
Deferred taxes	10	155
(Gain) loss on disposition of property and equipment	(49)	17
Loss on extinguishment of debt	25	—
Provision (benefit) for doubtful accounts	41	(72)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(4,153)	(2,130)
Inventories	(1,136)	2,232
Prepaid expenses	783	(621)
Other current assets	(1,785)	1,024
Accounts payable and accrued expenses	(7,334)	4,689
Deferred and other long-term liabilities	(940)	792

Net cash (used in) provided by operating activities	(7,223)	15,103

Investing activities
Capital expenditures	(5,285)	(3,550)
Proceeds from disposals of property and equipment	216	20

Net cash used in investing activities	(5,069)	(3,530)

Financing activities
Proceeds from borrowings	40,476	13,313
Principal payments on debt	(29,693)	(16,439)
Payment of financing fees	(170)	(98)
Payment of obligations under capital leases	(1,520)	(673)
Employee taxes paid on equity awards	—	(1,029)

Net cash provided by (used in) financing activities	9,093	(4,926)
Effect of exchange rate changes on cash flows	529	(1,036)

Net (decrease) increase in cash	(2,670)	5,611
Cash and cash equivalents at beginning of period	12,808	9,839

Cash and cash equivalents at end of period	$10,138	$15,450

Noncash capitalized lease asset and liability	$—	$1,259

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). Management of the Company uses supplementary non-GAAP measures, including Adjusted EBITDA, Free Cash Flow, Net Debt and Adjusted EPS, internally to assist in evaluating its liquidity and financial and operational performance. Therefore, the Company believes these non-GAAP measures may also be useful to investors and financial analysts. Adjusted EBITDA and Free Cash Flow are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Net Debt presents a view of the overall change in leverage from quarter to quarter. Adjusted EPS excludes certain items the Company does not believe to be indicative of on-going business trends in order to better analyze historical and future business trends on a consistent basis. Adjusted EBITDA, Free Cash Flow, Net Debt and Adjusted EPS should not be considered in isolation or as a substitute for net income (loss), net cash (used in) provided by operating activities, total debt or net income (loss) per share.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the applicable tables within this press release. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 1, 2017 and our presentation that will accompany our conference call.

NET SALES

Table 1 summarizes Q1 net sales and the effect of currency translation rates. Change Excluding Currency is calculated taking the difference between Q1 2017 net sales at Q1 2016 FX rates (in US dollars) less Q1 2016 reported net sales

Table 1
	Net Sales For The Quarter Ended
	3/31/2017	3/31/2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$47,371	$43,628	$3,743	8.6%	$4,278	9.8%
Machine Clothing	72,495	71,337	1,157	1.6%	2,015	2.8%

Total	$119,866	$114,965	$4,900	4.3%	$6,293	5.5%

ADJUSTED EBITDA

Table 2 summarizes Q1 adjusted EBITDA and the effect of currency translation rates. Change Excluding Currency is calculated taking the difference between Q1 2017 adjusted EBITDA at Q1 2016 FX rates (in US dollars) less Q1 2016 reported adjusted EBITDA.

Table 2
	Adjusted EBITDA For the Quarter Ended
	3/31/2017	3/31/2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$9,795	$9,198	$597	6.5%	$565	6.1%
Machine Clothing	20,807	18,635	$2,172	11.7%	$3,359	18.0%
Corporate	(4,029)	(3,898)	$(131)	(3.4%)	$(154)	(4.0%)

Total	$26,573	$23,935	$2,638	11.0%	$3,770	15.8%

BASIC ADJUSTED EARNINGS PER SHARE

Table 3 represents a reconciliation of basic net loss per share to basic adjusted earnings per share for the three months ended March 31, 2017 and 2016:

Table 3
	Three Months Ended
	March 31,
	2017	2016
Basic net loss per share	$(0.18)	$(0.09)
Adjustments:
Brazil amnesty deduction	—	(0.06)
Restructuring expense	0.16	0.16
Plant start-up costs	0.03	0.06
Foreign exchange loss	0.05	—

Basic adjusted earnings per share	$0.06	$0.07

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA” means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income (loss) for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv)

reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) foreign currency losses and (xiv) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income (loss) for such period, (i) foreign currency gains and (ii) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and xiv (other than, in the case of clause (xiv), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (iii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income (loss) is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income (loss): (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case and (iv) any cancellation of indebtedness income. Table 4 provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

Adjusted EBITDA Definition Modification

During the 4th quarter of 2016, the Company modified its definition of Adjusted EBITDA to exclude foreign exchange gains and losses from this non-GAAP measure. This change enhances investor insight into the Company’s operational performance. In previous filings, Q1 2016 Adjusted EBITDA was stated at $24.0 million based on the definition previously used.

Table 4
	Q1 2017	Q1 2016
Net loss	(2,834)	(1,445)
Stock-based compensation	531	592
Depreciation	7,819	7,900
Amortization of intangibles	273	94
Deferred financing cost amortization	899	756
Unrealized foreign exchange loss on revaluation of debt	627	1,120
Deferred taxes	10	155
(Gain) loss on disposition of property and equipment	(49)	17
Loss on extinguishment of debt	25	—
Net change in operating assets and liabilities	(14,524)	5,914

Net cash (used in) provided by operating activities	(7,223)	15,103
Interest expense, excluding amortization	12,366	9,585
Net change in operating assets and liabilities	14,524	(5,914)
Current portion of income tax expense	2,671	2,510
Stock-based compensation	(531)	(592)
Unrealized foreign exchange loss on revaluation of debt	(627)	(1,120)
Gain (loss) on disposition of property and equipment	49	(17)
Loss on extinguishment of debt	(25)	—

EBITDA	21,204	19,555
Loss on extinguishment of debt	25	—
Stock-based compensation	531	592
Operational restructuring expenses	3,164	2,832
Other non-recurring expenses	45	103
Plant startup costs	480	877
Foreign exchange loss (gain)	1,124	(24)

Adjusted EBITDA	26,573	23,935

FREE CASH FLOW

Table 5 summarizes free cash flow which is defined as net cash (used in) provided by operating activities less capital expenditures plus proceeds from disposals of property and equipment.

Table 5
	March 31, 2017	March 31, 2016
Net cash (used in) provided by operating activities	$(7,223)	$15,103
Capital expenditures	(5,285)	(3,550)
Proceeds from disposals of property and equipment	216	20

Free Cash flow	$(12,292)	$11,573

NET DEBT

Table 6 summarizes net debt which is defined as GAAP total debt less cash and deferred financing fees and net debt leverage which is defined as net debt divided by trailing twelve month Adjusted EBITDA.

Table 6
	March 31, 2017	December 31, 2016
Total debt (including capital leases)	$519,196	$508,087
less cash	(10,138)	(12,808)
less deferred financing fees	15,799	16,436

Net debt	$524,857	$511,715
Trailing twelve month adjusted EBITDA	98,000	95,362

Net debt leverage	5.4	5.4

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words “will”, “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year EBITDA and adjusted EBITDA performance, anticipated sales performance, capital expenditures, cost savings measures, future efforts to improve overall performance and free cash flow. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) we may not realize the EBITDA and adjusted EBITDA performance we are projecting; (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) we are subject to execution risk related to the startup of our new facilities in China and Turkey and expansion projects elsewhere; (5) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (6) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (7) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (8) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2016 filed on March 1, 2017 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Source: Xerium Technologies Inc.

Xerium Technologies, Inc.

Cliff Pietrafitta, 919-526-1403

Chief Financial Officer